UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2015

RIMROCK GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-149552	75-3266961
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Rd. Suite D155

Las Vegas, NV 89103

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 1-800-854-7970

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

On April 22, 2015, the Company entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Uptick Capital, LLC (“Uptick”) and Zahav Resources, Inc. (“Zahav”) in order to settle the disputes over that certain consulting agreement between the Company and Uptick dated March 1, 2013. Pursuant to the Settlement Agreement, the Company shall (i) pay to Uptick $25,502.59 as settlement amount plus legal fees and expenses incurred by Uptick thereof (the “Cash Settlement Amount”); (ii) issue to Uptick 4,000,000 shares of the Company’s common stock; and (iii) issue to Uptick and its assignees 400 shares of the Company’s newly designation class of preferred stock named Series B Convertible Preferred Stock (the “Series B Preferred”).

In the event that any portion of the Cash Settlement Amount remains outstanding following the date of the Settlement Agreement, the Company shall pay such outstanding portion of the Cash Settlement Amount to Uptick in an amount which equals thirty percent (30%) of the funds raised from any debt or equity offering of securities however if over $30,000 are raised by the Company the percentage payout increases to forty percent (40%) and such payment shall be made prior to any other person or entity, including the Company, receiving any funds therefrom. As of the date of this report, the Company has paid to Uptick $7,500 of the Cash Settlement Amount.

On July 8, 2015, the Company filed the certificate of designation of the Series B Preferred with the Secretary of State of Nevada. The newly designation class of preferred stock consists of five hundred (500) shares. Each holder of Series B Preferred may, from time to time and at any time, convert any or all of such holder’s shares of Series B Preferred into fully paid and non-assessable shares of common stock of the Company in an amount equal to one-tenth of one percent (0.10%) of the then issued and outstanding shares of the Company’s common stock per share of Series B Preferred. Conversions of Series B Preferred shall be calculated and made on a post-conversion basis, such that the number of the shares of common stock held by the holder immediately following the conversion of one share of Series B Preferred would equal one-tenth of one percent (0.10%) of the total issued and outstanding shares of common stock immediately following the conversion. Series B Preferred votes together with our common stock and is entitled to one (1) vote of common stock for each preferred share held. In any liquidation, holders of our Series B Preferred will receive liquidation preference. Shares of Series B Preferred have no dividend rights.

Of the 500 shares of Series B Preferred, 400 shares were issued to Uptick and its assignees and 100 shares were issued to Jordan Starkman, the President and Chief Executive Officer of the Company.

The transaction includes customary representations, warranties and covenants. The foregoing description of the transactions does not purport to be a complete statement of the parties’ rights and obligations under the Settlement Agreement and is qualified in its entirety by reference to the Settlement Agreement, which is filed with this report as Exhibit 10.1.

Item 3.02 Unregistered Sale of Equity Securities.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

The shares of common stock and Series B Preferred were issued in reliance on the exemptions for the issuance of securities not involving a public offering, as set forth in in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 5.03.

On July 13, 2015, the Company filed a Certificate of Amendment with the State of Nevada increasing the Company's authorized common stock from 1,900,000,000 to 2,900,000,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation – Series B Preferred Stock
3.2	Certificate of Amendment
10.1	Settlement and Release Agreement, dated April 22, 2015, by and among the Company, Uptick Capital, LLC and Zahav Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rimrock Gold Corp.

Dated: July 17, 2015	By:	/s/ Jordan Starkman
Name: Jordan Starkman
Title: President and Chief Executive Officer